ASSET PURCHASE AND SALE AGREEMENT


     This Agreement is entered into this 4th day of May, 2000, by L&S Automotive Products Co., a Delaware corporation ("LSAP"), L&S Bearing Co., an Oklahoma corporation ("LSBC"), LSB Extrusion Co., an Oklahoma corporation ("LSBE"), and Rotex Corporation, an Oklahoma corporation ("Rotex") (LSAP, LSBC, LSBE, and Rotex are sometimes herein collectively referred to as "Sellers"), and DriveLine Technologies, Inc., an Oklahoma corporation ("Purchaser" or "DriveLine"). In consideration of the mutual promises contained herein, the parties agree as follows:

     1. Purchase and Sale. Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, at the Closing on the Closing Date, all of the right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, but excluding operating loss carryforwards (NOLs) of Sellers, the shares of the capital stock in International Bearings, Inc., an Oklahoma corporation, and the shares of the capital stock in LSBC, LSBE and Rotex (collectively, "Purchased Assets"), owned by Sellers as of the Closing Date, subject to the terms and conditions hereafter specified.

     2. Assumption of Liabilities. Except liabilities that are covered by insurance policies of Sellers (and not to include any deductibles or retention amounts), and except for liabilities arising out of the intentional wrongdoing of Sellers, Purchaser shall assume and hereby assumes, and becomes liable for, all debts, liabilities or obligations of Sellers of all kinds whatsoever (collectively the "Assumed Liabilities"), including without limitation (a) accounts payable for Inventory and trade payables, (b) warranty obligations relating to past sales of Sellers, (c) environmental and superfund liabilities, (d) all outstanding contracts and agreements, (e) indebtedness to LSB Industries, Inc. ("LSB"), (f) indebtedness, loan payments and lease payments relating to certain machinery and equipment ("Machinery") and certain other obligations assumed which are described on Exhibit 1 attached hereto, and (g) indebtedness relating to the termination of any employees by Seller upon the Closing or any termination of employees by Purchaser. Purchaser shall and hereby does accept assignment of and sole responsibility for the Assumed Liabilities. Purchaser shall pay all assumed debt and other assumed liabilities when due, and shall perform all assumed obligations pursuant to their terms.

     3. Purchase Price. The total purchase price to be paid by Purchaser to Sellers for the Purchased Assets shall be Eight Million Six Hundred Sixty-Six Thousand ($8,666,000) ("Purchase Price"). The Purchase Price shall be paid at Closing by the execution and delivery by Purchaser of a) a promissory note in the principal amount of Five Million Nine Hundred Thirty-Four Thousand Dollars ($5,934,000) made payable to LSB which amount reflects the assumption by DriveLine of certain existing secured indebtedness of LSAP to LSB ("Note A"), and b) a promissory note in the principal amount of Two Million Seven Hundred Thirty-Two Thousand Dollars ($2,732,000) ("Note B") which LSAP shall and hereby does assign to LSB. Accordingly, Note B shall be made payable to LSB. The form of Note A and Note B is attached to this Agreement as Exhibits 2 and 3. Both Note A and Note B (collectively the "Notes") shall be secured by a lien on all the assets of Purchaser and guaranteed by (a)L&S Manufacturing Corp., an Oklahoma corporation and subsidiary of Purchaser, pursuant to the terms of a Secured Guaranty Agreement by L&S Manufacturing Corp. in favor of LSB, such guaranty secured by all of the assets of L&S Manufacturing Corp., and (b) MC Automotive Acquisition Corp., an Oklahoma corporation, pursuant to the terms of a Secured Guaranty Agreement by MC Automotive Acquisition Corp. in favor of LSB, such guaranty secured by all of the assets of MC Automotive Acquisition Corp., which associated loan, security agreements and secured guarantees (collectively, the "Note Agreements") shall be in the form as set forth in Exhibit 4 attached hereto.

     4. Consigned Inventory. Purchaser shall not purchase any Inventory consigned to Sellers.

     5.   Representations and Warranties of Sellers.

          5.1 Incorporation and Qualification. Sellers, except for LSAP, are corporations duly organized and validly existing under the laws of Oklahoma. LSAP is a corporation duly organized and validly existing under the laws of Delaware. Sellers have all requisite corporate power and authority to own the Purchased Assets and to carry on their business as presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement.

          5.2 Title to Purchased Assets. Sellers have, or will have at the Closing, good and marketable title to the Purchased Assets held in each case subject to no lease, mortgage, pledge, lien, charge, security interest, encumbrance or restriction whatsoever, except as may be permitted herein, as provided in Exhibit 5 (relating to the Machinery), as relates to Congress Financial Corporation (Southwest), or as provided in Exhibit 5.2 attached hereto.

          5.3 Authority to Consummate Transaction. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles of Incorporation or By-Laws of Sellers, or any provision in any agreement affecting the Purchased Assets, or any judgment, decree, order, statute or regulation to which the Sellers are subject. This Agreement constitutes the valid and binding agreement of the Sellers enforceable against the Sellers in accordance with its terms.

          5.4 Employees. Exhibit 5.4 attached hereto sets forth the names and positions of employees of Sellers as of the Closing Date.

          5.5 Compliance with Law. All material licenses, certificates and permits necessary for the legal conduct of Sellers' business activities are valid and in full force and effect.

     6.   Representations and Warranties of Purchaser.

          6.1 Incorporation and Qualification. Purchaser is a duly organized and existing limited liability company under the laws of the State of Oklahoma and has all power and the authority to enter into this Agreement and to carry out and perform the terms and provisions hereof.

          6.2 Authority to Consummate Transaction. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate any provisions of the Articles of Incorporation or Bylaws of Purchaser. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser enforceable and binding against Purchaser in accordance with its terms.

          6.3 No Claims. There is no suit, action or claim of any nature, legal or administrative, pending or threatened, against Purchaser.

          6.4 Insurance. Exhibit 6.4 attached hereto contains a description of all insurance policies maintained by Sellers on their assets or business, including the insurance carrier, the type of coverage and the expiration dates of the current policies.

          6.5 Full and Complete Disclosure. Purchaser agrees and acknowledges that it has conducted detailed and extensive due diligence of Sellers and the Purchased Assets. Purchaser further agrees and acknowledges that it has been provided with all information and material relating to the Sellers and the Purchased Assets as requested by Purchaser, and that Purchaser has been given unlimited access to the facilities and the books and records of Sellers.

     7.   Sellers' Employees.   Sellers shall use reasonable
efforts to assist Purchaser, if requested, to obtain the services of any employees listed on Exhibit 5.4 whom Purchaser desires to employ. Purchaser shall be liable for, and hereby indemnifies Sellers for, all loss costs, damages and expenses (including reasonable attorneys fees) incurred in connection with the termination of employment of any employee by Seller or Purchaser in connection with the purchase and sale of the Purchased Assets or the purchase by the Purchaser of the automotive parts business of Sellers. At the Closing Purchaser shall hire at least the requisite number of employees of the Sellers at wages and benefits essentially equivalent to their current compensation package sufficient to avoid the applicability of the Workers Adjustment and Retaining Notification Act, 29 U.S.C. '2101, et seq. ("WARN ACT"). In reliance thereon, the Sellers have determined that the notification requirements of the WARN Act will not be triggered by the termination of their employees. In the event that the Purchaser fails to employ the requisite number of employees terminated by the Sellers at wages and benefits essentially equivalent to their current compensation package under terms sufficient to avoid applicability of the WARN Act as a result of the Sellers' termination of their employees as provided above, then, notwithstanding anything in this Agreement to the contrary, the Purchaser shall indemnify, defend and hold harmless the Sellers and their officers, directors, agents, representatives, shareholders and affiliates from and against any and all liabilities, claims, demands, losses, damages, fines, penalties, costs and expenses (including, without limitation, reasonable attorney's fees) which any of them suffered or incurred or may suffer or incur as a result of, or in connection with, or arising out of the Sellers' failure to comply with, or give notification under, the WARN Act.

     8. "Run-off". Purchaser shall promptly reimburse Sellers for the full amount of all "run-off" claims connected but not limited to any insurance program of whatever type and/or claims connected to DriveLine's and Sellers' employees under the Self-insured Workers' Compensation programs, health benefit plans, disability programs, Section 125 Cafeteria plan, or life insurance programs, whether such claims are incurred as active, inactive or terminated employees. For the purpose of this Agreement, "run-off" shall mean any claim paid, in part or in whole, on or after the Closing Date, regardless of when such claim was incurred. This is intended to include, without limitation, claims resulting from COBRA elections.

     9. No Brokerage. Sellers shall indemnify Purchaser against all loss, cost, damage, or expense, including attorney's fees, incurred by Purchaser in any action based upon a claim by a broker that Sellers have employed or otherwise engaged such broker in connection with the transaction contemplated by this Agreement; and, Purchaser shall indemnify Sellers against all loss, cost, damage or expense, including attorney's fees, incurred by Sellers in any action based upon the claim of a broker that Purchaser has employed or otherwise engaged such broker in connection with the transaction contemplated by this Agreement.

     10. Actions of Sellers After February 1, 2000 and Pending Closing. Sellers represent and warrant that from February 1, 2000 to the date of this Agreement, Sellers have conducted their business only in the ordinary course of business and have not taken any action proscribed in Section 9.1, except for the acquisition of certain assets of The Zeller Corporation. Sellers covenant that from February 1, 2000 through the Closing Date:

          10.1 Conduct of Business. Unless Purchaser shall otherwise consent in writing or as otherwise disclosed herein, Sellers shall:

               (a) Conduct their business only in the ordinary course;

               (b) Use reasonable efforts to keep intact their business, keep available their present employees and preserve the goodwill of all suppliers, customers and others having business relations with them;

               (c) Have in effect and maintain all insurance of the kind and in the amounts consistent with their normal business practices; and
               (d) Maintain their assets on a basis consistent with that prevailing generally in the industry or trade and as required by good business practice.

          10.2 Availability of Books and Records. Sellers shall make available for inspection by Purchaser, its agents, accountants and attorneys, at reasonable times, all of their assets, books and records of accounts, contracts and other information, documentary or otherwise, as is appropriate to provide to Purchaser all pertinent information pertaining to or affecting the Purchased Assets. Until the Closing, Purchaser will hold in confidence all information so obtained and any document or instrument heretofore or hereafter obtained by Purchaser in connection herewith shall be held in express trust for and on behalf of Sellers. If the transactions contemplated by this Agreement are not consummated for any reason, then after the Agreement is terminated, Purchaser will continue to hold in confidence all information obtained from Sellers and will return to Sellers all copies of any documents or instruments obtained by Purchaser from Sellers in connection with the transactions contemplated by this Agreement.

          10.3 Notice of Material Events. Sellers shall promptly give Purchaser notice of the occurrence of any material event relating to the Purchased Assets or the occurrence of any event or change in facts, which cause any of the representations made by Sellers in this Agreement to be inaccurate in any material respect.

     11. Possession and Risks of Loss. Possession or the right to possession of all the Purchased Assets shall be delivered by Sellers to Purchaser as of the Closing. The risk of loss of and destruction to any of the Purchased Assets occurring by any cause whatsoever until the Closing shall be upon Sellers.

     12. Conditions Precedent to Obligations of Sellers. Unless waived, in whole or in part, in writing by Sellers, the obligations of Sellers hereunder are subject to the following conditions:

     (a) the representations and warranties of Purchaser herein shall be deemed to have been made again as of the Closing Date and shall then be true and correct in all material respects, subject to any changes contemplated by this Agreement;

     (b) Sellers shall not have discovered any material error, misstatement or omission therein;

     (c) the ultimate parent company of LSAP, LSB Industries, Inc., shall have received a written fairness opinion acceptable to LSB Industries, Inc., at its sole discretion, regarding the sale of the Purchased Assets to Purchaser hereunder;

     (d) Purchaser shall have obtained financing acceptable to Sellers for the transactions contemplated by this Agreement, including a subordination agreement and other agreements with Congress Financial Corporation (Southwest) that are acceptable to Sellers at their sole discretion;

     (e) receipt by Sellers of an opinion of counsel from Purchaser's counsel, the form and content of which shall be satisfactory to Sellers;

     (f) execution and delivery by DriveLine of the Notes, the Note Agreements, and any related documents;

     (g)  execution and delivery by MC Automotive Acquisition
          Corp. of the Note Agreements to which it is a party;

     (h) execution and delivery by L&S Manufacturing Corp. of the Note Agreements to which it is a party;

     (i) Purchaser shall have complied with all of its covenants and obligations contained herein;

     (j) delivery of certified resolutions of the Board and Shareholder(s) of the Purchaser approving the execution, delivery and performance of the Agreement, the Notes and the Note Agreements;

     (k) delivery of certified resolutions of the Board of MC Automotive Acquisition Corp. and L&S Manufacturing Corp. as to execution, delivery and performance of the all documents to which they are to be parties, including, without limitation, the Note Agreements and UCC-1 financing statements;

     (l) receipt by LSB of a letter from Ernst & Young regarding the preservation of operating loss carry forwards, in form and substance acceptable to LSB; and

     (m) execution and delivery of the lease agreements identified in Exhibit 12(m) attached hereto

     13.  Conditions Precedent to Obligations of Purchaser.
Unless waived, in whole or in part, in writing by the Purchaser, the obligations of Purchaser hereunder are subject to each of the following conditions:

     (a) MC Automotive Acquisition Corp. shall have acquired all of the equity shares of Purchaser;

     (b) the representations and warranties of Sellers herein shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects, subject to any changes contemplated by this Agreement;

     (c) Purchaser shall not have discovered any material error, misstatement or omission therein; and

     (d) Purchaser shall have obtained financing acceptable to Sellers at their sole discretion for the transactions contemplated by this Agreement.

     14.  Closing.

          14.1 Place and Date. The Closing shall be held in Dallas, Texas, at 10:00 a.m. on May 4, 2000, unless another time or place is mutually agreed upon by Purchaser and Sellers. The date and time of Closing are referred to herein as the "Closing Date".

          14.2 Closing Costs. Except as otherwise provided herein, each of the parties shall pay its respective attorney's fees and expenses incidental to this transacting.

          14.3 Taxes. Purchaser shall pay any sales or use taxes which become due by reason of the consummation of the transactions contemplated hereby. Personal property taxes imposed on the Purchased Assets for the year in which the Closing occurs shall be prorated as of the Closing Date.

          14.4 Sellers' Transfer Instruments. Sellers will execute and deliver such bills of sale, assignments, certificates of title and other good and sufficient instruments of conveyance and transfer in form reasonably satisfactory to Purchaser. From time to time, following Closing, Sellers will execute and deliver to Purchaser such bills of sale, assignments, and other instruments of conveyance and transfer, as Purchaser may reasonably require to more effectively convey, transfer and vest in Purchaser title to any of the Purchased Assets.

          14.5 Payment. At Closing, Purchaser shall deliver to LSAP, as directed by LSAP in paragraph 3 herein, the fully executed Notes and Note Agreements.

     15. Indemnification by Sellers. For a period of one (1) year following the Closing Date, Sellers shall indemnify and hold Purchaser and its principals harmless, at all times from and after the Closing Date, against and in respect to any Damages. The term "Damages" means any claims, actions, demands, lawsuits, costs, expenses, liabilities, penalties and damages (including reasonable counsel fees incidental thereto) resulting to Purchaser from: (a) any representation set forth herein made to Purchaser shown to be materially inaccurate, or (b) breach or default in the performance by Sellers of any of their obligations under this Agreement. Sellers shall reimburse Purchaser on demand for any payment made by Purchaser at any time after the Closing, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect of any Damages to which the foregoing indemnity relates, provided, however, that Sellers shall have had the opportunity to negotiate and defend same and provided Purchaser shall have given prompt notice of all facts relating thereto and shall have fully cooperated with Sellers with respect thereto. Seller's liability hereunder shall not exceed, in the aggregate, in any event, $250,000.

     16. Indemnification by Purchaser. Purchaser shall indemnify and hold Sellers harmless, at all times from and after the Closing Date, against and in respect to any Damages. The term "Damages" means any claims, actions, demands, lawsuits, costs, expenses, liabilities, penalties and damages (including reasonable counsel fees incidental thereto) resulting to any of the Sellers from: (a) the Assumed Liabilities, (b) any representation set forth herein made to Sellers shown to be materially inaccurate, (c) breach or default in the performance by Purchaser of any of its obligations under this Agreement, (d) the acquisition of assets from The Zeller Corporation , (e) any liabilities of the type described in Section 7 hereof, (f) any retro adjustment liabilities relating to or arising out of general liability insurance, property insurance, automobile insurance and any other type of insurance, and (g) debts, liabilities or obligations in any manner relating to the Purchased Assets or Assumed Liabilities that accrue after the Closing Date. Purchaser shall reimburse Sellers on Demand for any payment made by either Seller at any time after the Closing, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect of any Damages to which the foregoing indemnity relates, provided Sellers shall have given prompt notice of all facts relating thereto and shall have fully cooperated with Purchaser with respect thereto.

     17.  General.

          17.1 Notices. All notices required or permitted herein must be in writing and shall be sufficient if delivered personally, mailed by certified or registered mail, return receipt requested, postage and charges prepaid, or delivered by a nationally recognized carrier service, to the other parties at the address set forth on the signature page of this Agreement, or to such other addresses as any party hereto may designate to the other from time to time for this purpose. All notices shall be deemed received when delivered personally, or if mailed by U.S. Postal Service or courier, within three (3) days after being mailed or deposited with such courier service.

          17.2 Integrated Agreement. This instrument contains and constitutes the entire agreement by and among the parties herein and supersedes all prior agreements and understandings by and among the parties hereto relating to the subject matter hereof and there are no agreements, understandings, restrictions, warranties or representations among the parties hereto relating to the subject matter hereof and there are no agreements, understandings, restrictions, warranties or representations among the parties relating to the subject matter hereof other than those set forth herein. All exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by all parties hereto.

          17.3 Construction. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained herein.

          17.4 Invalidity. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provisions while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.

          17.5 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns. The rights of Purchaser under this Agreement may be assigned in whole or in part to any third party provided Purchaser remains liable for the obligations hereunder of any such assignee.

          17.6 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          17.7 Amendment and Waiver. This Agreement may be amended at any time, but only by an instrument in writing executed by all parties hereto. A party hereto may waive any requirement to be performed by the other party (or parties), provided that such waiver shall be in writing and executed by the party waiving the requirement.

          17.8      Authorization.   Each party for itself, its
     heirs, personal representatives, successors and assigns hereby represents and warrants that it has the full capacity and authority to enter into, execute, deliver and perform this Agreement, and that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound.

          17.9 Choice of Law and Venue. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Oklahoma, and the parties hereto consent to and accept the jurisdiction of the State and Federal courts within the Western District of the State of Oklahoma with respect to the determination of any claim, dispute or disagreement which may arise from the interpretation, performance, or breach of this Agreement or with respect to any matter involved herein or relating to this Agreement.

          17.10 No Personal Liability of Shareholder(s) of Purchaser. Nothing in this Agreement is intended to confer any personal liability on or by any shareholder(s) of MC Automotive Acquisition Corp., except for the obligations of any shareholder(s) of MC Automotive Acquisition Corp. with respect to its pledged shares under the Stock Pledge Agreement of even date herewith by and between the Murray Cohen Revocable Trust #2 and LSB Industries, Inc.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

                                   SELLERS:

                                   L&S AUTOMOTIVE PRODUCTS CO.,
                                   a Delaware corporation




By:_________________________________

Name:______________________________

Title:_______________________________

Date:_______________________________

Address:____________________________
                                   ______________________________
______



                                   L&S BEARING CO.,
                                   an Oklahoma corporation




By:_________________________________

Name:______________________________

Title:_______________________________

Date:_______________________________

Address:____________________________
                                   ______________________________
______



                                   LSB EXTRUSION CO.,
                                   an Oklahoma corporation




By:_________________________________

Name:______________________________

Title:_______________________________

Date:_______________________________

Address:____________________________
                                   ______________________________
______


                                   ROTEX CORPORATION,
                                   an Oklahoma corporation




By:_________________________________

Name:______________________________

Title:_______________________________

Date:_______________________________

Address:____________________________
                                   ______________________________
______


                                   PURCHASER:

                                   DRIVELINE TECHNOLOGIES, INC.,
                                   an Oklahoma corporation




By:_________________________________

Name:______________________________

Title:_______________________________

Date:_______________________________

Address:____________________________
                                   ______________________________
______




Exhibit 1 - Loan and Lease Payments relating to Machinery
Exhibit 2 - Note A
Exhibit 3 - Note B
Exhibit 4 - Note Agreements
Exhibit 5 - Permitted Liens on Purchased Assets
Exhibit 5.2 - Other Permitted Liens
Exhibit 5.4 - Sellers' Employees
Exhibit 6.4 - Insurance Schedule
Exhibit 12(m) - Lease Agreements